Exhibit 2.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

American Depositary Shares (“ADSs”), each representing one ordinary share with nominal value of $0.001 per share of Ozon Holdings PLC (“we,” “our,” “us,” or the “Company”) are listed and traded on the Nasdaq Global Select Market and, in connection with this listing (but not for trading), our ordinary shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of our ordinary shares and (ii) ADS holders. Ordinary shares underlying the ADSs are held by The Bank of New York Mellon, as depositary, and holders of ADSs will not be treated as holders of our ordinary shares.

Description of Share Capital and Articles of Association

The following is a summary of certain provisions of the articles of association that we have adopted in connection with this offering and Cyprus law insofar as they relate to the material terms of our ordinary shares. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of our articles of association and Cyprus law. Prospective investors are urged to read the complete form of our articles of association which have been filed with the SEC as an exhibit to our registration statement of which this prospectus is a part.

Purpose and Share Capital

Our objects are set forth in full in Regulation 3 of our memorandum of association.

As of March 1, 2021, our issued and fully paid share capital amounted to $203,729.960, which consisted of 203,729,958 issued and fully paid ordinary shares with a nominal value of $0.001 and two issued and fully paid Class A shares with a nominal value of $0.001.

There are no limitations on the rights to own our ordinary shares, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares under Cyprus law or our articles of association.

Changes in Our Share Capital During the Last Three Fiscal Years

Since January 1, 2018, our share capital has changed as follows:

During 2018, we completed the share issue of 658,067 ordinary shares and 3,667 preference shares to existing and new shareholders, which resulted in an increase in the share capital up to $98,872 of issued and fully paid share capital as of December 31, 2018. We also completed the conversion of 1,038 redeemable preference shares into 1,038 ordinary shares.

During 2019, we completed the share issue of 1,547,691 ordinary shares and 1,716 preference shares to existing and new shareholders, which resulted in an increase in the share capital up to $137,607 of issued and fully paid share capital as of December 31, 2019.

During the nine months ended September 30, 2020, we issued 7,533 redeemable preference shares.

The preference shares were issued under our equity incentive plan.

•	In October 2020, we converted all issued redeemable preference shares into ordinary shares, and eliminated redeemable preference shares as a separate class of shares.

•

In October 2020, we made a split of our ordinary shares by the subdivision of each ordinary share of $0.025 each into 25 ordinary shares of $0.001 each, which resulted in a change in our issued and fully paid share capital to 137,795,775 ordinary shares as of October 15, 2020.

•

In October 2020, we issued two Class A shares, one to each of our principal shareholders, BVFVNL and Sistema, and issued an aggregate of 3,934,379 ordinary shares to our existing shareholders, which resulted in an increase in the share capital up to $141,730.156 of issued and fully paid share capital as of October 30, 2020.

•

In November 2020, we completed an initial public offering of 37,950,000 newly issued ordinary shares represented by 37,950,000 American Depositary Shares (“ADSs”), on The Nasdaq Global Select Market. In addition, we issued 4,500,000 ordinary shares to our existing shareholders, Sistema PJSFC, Baring Vostok Fund V Nominees Limited (“BVFVNL”) and BV Special Investments Limited, in concurrent private placements, and 11,152,330 ordinary shares to our existing shareholders, Sistema PJSFC and BVFVNL, by way of settlement of our existing indebtedness under convertible loan agreements and investment and subscription with advance payment agreements.

•

In December 2020, we issued 8,397,474 ordinary shares to Princeville Global Ecommerce Investments I Limited, which resulted in an increase in our share capital up to $203,729.960 of the issued and fully paid share capital as of December 31, 2020.

Ordinary Shares and Voting Rights

Holders of our ordinary shares are entitled to one vote per share.

Every shareholder will have:

•	one vote for every ordinary share such shareholder holds on a show of hands; and

•	one vote for every ordinary share such shareholder holds on a poll.

Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by:

•	the chairman of such meeting; and

•	any shareholder present in person or by proxy having the right to vote at the meeting.

Each shareholder is entitled to attend general meetings, to address the meeting and to exercise any voting rights such shareholder may have as provided in the articles of association.

A corporate shareholder may, by resolution of its directors or other governing body, authorize a person to act as its representative at general meetings and that person may exercise the same powers as the corporate shareholder could exercise if it were an individual shareholder. No shareholder is entitled to vote at any general meeting unless all calls and other amounts payable by such shareholder in respect of shares have been fully paid.

Shareholders may attend meetings in person or be represented by proxy authorized in writing.

The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorized in writing, or, if the appointer is a corporation, either under seal, or under the hand of an officer or attorney duly authorized. A proxy does not need to be a shareholder.

The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarial certified copy of that power or authority, shall be deposited at our registered office or at such other place within Cyprus as is specified for that purpose in the notice convening the meeting at any time before the time for holding the meeting or adjourned meeting, at which the person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

We have not provided for cumulative voting for the election of directors.

Class A Shares

Two Class A shares have been issued to our two principal shareholders, and each such Class A share confers, inter alia, the following special rights:

•

the right to appoint and remove (i) two directors so long as such Class A shareholder, together with its affiliates and permitted transferees, holds at least 15% of voting power of the ordinary shares or (ii) one director so long as such Class A shareholder, together with its affiliates and permitted transferees, holds less than 15% but at least 7.5% of voting power of the ordinary shares;

•	the right to nominate for election at the general meetings two directors or one director, as applicable, unless those have otherwise appointed as set out above; and

•

in the event of liquidation of the Company, to receive the par value of such Class A shares on a pari passu basis with the holders of ordinary shares with no right to participate in the distribution of excess assets.

Although Class A shares do not confer any other rights with respect to participation at general meetings of shareholders, voting or distribution of assets by the Company by way of dividends, return of capital or otherwise other than as provided in the articles of association, any alteration of Class A shares share capital, issuance of additional Class A shares and variation of rights conferred by Class A shares will require unanimous approval of holders of all issued and outstanding Class A shares.

As long as a holder of Class A shares holds at least 15% of voting power of the ordinary shares and is thereby entitled to appoint two directors, then its voting power with respect to nomination and appointment of the remaining directors at any general meeting of shareholders will be suspended in respect of 15% of voting power of the ordinary shares. As long as a holder of Class A shares holds at least 7.5% of voting power of the ordinary shares and is thereby entitled to appoint one director, then its voting power with respect to nomination and appointment of the remaining directors at any general meeting of shareholders will be suspended in respect of 7.5% of the voting power of the ordinary shares.

Class A shares may be converted into ordinary shares in the circumstances described below. See “—Conversion of Shares.” We are not authorized to issue additional Class A shares unless such issue is approved by holders of all issued Class A shares and a special resolution of the general meeting of our shareholders.

Dividends

We may only pay out dividends of the profits as shown in our adopted annual IFRS accounts. Under Cyprus law, we are not allowed to make distributions if the distribution would reduce our net assets below the total sum of the issued share capital and the reserves that we must maintain under Cyprus law and our articles of association.

Interim dividends can only be paid if interim accounts are drawn up showing that funds available for distribution are sufficient and the amount to be distributed may not exceed the total profits made since the end of the financial year for which the annual accounts have been drawn up, plus any profits transferred from the last financial year, and the withheld funds made of the reserves available for this purpose, minus any losses of the previous financial years and funds which must be put in reserve pursuant to the requirements of the law and our articles of association.

Pre-emptive Rights

Under the Cyprus Companies Law, each existing registered shareholder has a right of pre-emption to subscribe for any new shares to be issued by us in cash in proportion to the aggregate number of such shares of such shareholder, except that there are no obligatory pre-emption rights with respect to shares issued for non-cash consideration.

Under our articles of association, we are required to notify all shareholders in writing, inter alia, of the number of ordinary shares which the shareholders are entitled to acquire and the time period within which the offer, if not accepted, shall be deemed to have been rejected.

Each shareholder will have no less than 14 days following its receipt of the notice of the offer to notify us of its desire to exercise its pre-emption right on the same terms and conditions proposed in the notice. If all the shareholders do not fully exercise all their pre-emption rights, the board of directors may decide to offer and sell the remaining shares to third parties on terms not more favorable than those indicated in the notice.

Shareholders’ pre-emption rights may be waived by a resolution adopted by a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented and a simple majority when at least half of the issued share capital is represented. In connection with such waiver, the board of directors must present a written report indicating the reasons why the right of pre-emption should be waived and justifying the proposed issue price.

Our shareholders have authorized the disapplication of the right of pre-emption as set out above in relation to certain shares for a period of five years from the date of the completion of this offering, and have provided a general disapplication for issuances in connection with our equity incentive plans and certain other purposes.

Variation of Rights

Under the Cyprus Companies Law and our articles of association, generally any change to the amount of our share capital in relation to the division of our share capital into additional classes, or any change to the rights attached to any class of shares must be approved by a separate vote of each class of shares affected by the change subject to approval by special resolution. Variation of class rights of holders of ordinary shares requires approval by a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented and a simple majority when at least half of the issued share capital is represented. The variation of class rights of holders of Class A shares requires unanimous approval by all holders of Class A shares. Members voting against the variation of that class, who between them hold or represent 15% of the issued shares of that class, may apply to the court to set aside the variation.

Alteration of Capital

The following alterations to our share capital may be effected by approval of a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital, if less than half of the issued share capital is represented, and by simple majority when at least half of the issued share capital is represented at a general meeting of our shareholders:

•	an increase in our authorized share capital;

•	the consolidation and division of any or all of our shares into shares representing a greater proportion of our share capital each;

•	the subdivision of all or part of our shares; and

•	the cancellation of any shares that have not been taken by any person at the date of the passing of the resolution.

We may also, by special resolution of a general meeting of shareholders, reduce our share capital, any capital redemption reserve account or any share premium account. Following the adoption of a special resolution for the reduction of capital, a company must apply to the Cypriot court for ratification of such special resolution. The Cypriot court shall take into account the position of the creditors of the company in deciding whether to ratify the resolution. Once the court ratifies the resolution, the court order, together with the special resolution, are filed with the Cyprus Registrar of Companies.

Issuance of Shares

Our articles of association provide for a possibility to issue multiple classes of shares and the share capital of the Company may be divided into multiple classes of shares. The general meeting may, pursuant to our articles of association, grant authority to the board of directors to issue and allot new shares out of the authorized but unissued share capital of the company for a period of a maximum of five years subject to any pre-emption rights in our articles of association. Such power may be renewed one or more times by the general meeting for a period of time of a maximum of five years each time.

Conversion of Shares

Each Class A share is convertible into one ordinary share at any time by its holder pursuant to the provisions of our articles of association, while ordinary shares are not convertible into Class A shares unless it is approved by holders of all issued Class A shares, other classes affected by the conversion and a special resolution of the general meeting of our shareholders. Separate vote of each class of shareholders affected by the change will be also required. Upon any transfer of a Class A share by a holder to any person that is not an affiliate or otherwise under control of such holder, such Class A share will be automatically converted into one ordinary share.

Buyback of Shares

We may, subject to certain statutory requirements, terms and conditions, buyback shares in our issued share capital not exceeding 10% in nominal value of our entire issued share capital. It is noted that the relevant provisions regarding the buyback of shares under the Cyprus Companies Law are vague and unclear in some respects, and their practical implication is unclear and could prevent a buyback. As the Cyprus Companies Law is drafted, these relevant provisions only apply to shares and do not clearly apply to ADSs and, therefore, there is a risk that the company may be unable to buy back the ADSs.

Resolutions

The Cyprus Companies Law names three types of resolutions that may be submitted to a shareholder vote: ordinary resolutions, extraordinary resolutions and special resolutions.

There is no definition in the Cyprus Companies Law of ordinary resolution. An ordinary resolution must be approved by a majority vote of shareholders having voting rights present at the meeting, voting in person or through a proxy and the company must provide at least 14 days’ advance notice of such meeting to shareholders.

The Cyprus Companies Law defines extraordinary resolutions and special resolutions. An extraordinary resolution must be approved by at least 75% of shareholders having voting rights present at the meeting, voting in person or through a proxy of which advance notice of at least 14 days has been duly given, and specifies the intention to propose the resolution as an extraordinary resolution. A special resolution must be approved by at least 75% of shareholders having voting rights present at the meeting, voting in person or through a proxy and the company must provide at least 21-days advance notice of such meeting to shareholders.

Our articles of association provide for a 30 calendar days’ notice at the least for all general meetings.

A special resolution is required, among other things, to amend our articles of association, to change the name of the company, to reduce company’s share capital and to amend the objects of the company.

Certain resolutions such as a resolution waiving preemption rights in respect of a fresh issue of shares for a cash consideration or a resolution altering our share capital require a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented and a simple majority when at least half of the issued share capital is represented.

Our articles of association and/or the Cyprus Company Law provide for the approval of certain matters requiring the 75% vote of our shareholders, including, but not limited to, the following matters:

•	amendments to the memorandum of association;

•	changes to our name;

•	amendments to our articles of association;

•	the purchase of our own shares; and

•	the reduction of our capital (such resolution also requires confirmation by the court).

Meetings of Shareholders

We are required to hold an annual general meeting of shareholders each year on such day and at such place as the directors may determine. The directors may, whenever they think fit, decide to convene an extraordinary general meeting. Under the Cyprus Companies Law, extraordinary general meetings can also be convened by the request of shareholders holding at the date of the deposit of the requisition at least 10% of such of the paid in capital of the company as at the date of the deposit carries the right of voting at general meetings of the company.

Annual general meetings and meetings where a special resolution will be proposed can be convened by the board of directors by issuing a notice in writing specifying the matters to be discussed at least 30 calendar days prior to the meeting. All other general meetings may also be convened by the board by issuing a written notice at least 30 calendar days prior to the meeting. Meetings may be called by shorter notice and shall be deemed to have been duly called if it is so agreed:

•	in the case of an annual general meeting, by all the shareholders entitled to attend and vote; and

•

in the case of any other meeting, by shareholders representing a majority in number of the shareholders entitled to attend and vote at the meeting and that hold at least 95% in nominal value of the shares entitled to vote at the meeting.

Pursuant to our articles of association, we may give notice to a shareholder either personally or by sending it by post, email, fax to the intended recipient or to such shareholder’s registered address. Where a notice is sent by post, service of the notice shall be deemed effected provided that it has been properly mailed, addressed, and posted, at the expiration of twenty-four (24) hours after the same is posted. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected as soon as it is sent, provided, in the event of email, there is no notification of non-receipt, and in the event of fax, there will be the relevant transmission confirmation.

We may give notice to the joint shareholders of a share by giving the notice to the joint shareholder first named in the register of members in respect of the share. We may give notice to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the post in a prepaid letter addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

Notice of every general meeting shall be given in any manner described above to:

•	every shareholder except those shareholders who have not supplied us a registered address for the giving of notices to them;

•	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy would be entitled to receive notice of the meeting; and

•	our auditor.

No other person shall be entitled to receive notices of general meetings.

Unless otherwise provided in our articles of association, the quorum for a general meeting will consist of at least three shareholders representing at least one-third of the issued share capital and present in person or by proxy. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall stand adjourned to the same day of the next week, at the same time and place or on such other day and at such other time and place as the board of directors may determine (other than for a general meeting called for the consideration of the appointment, removal or substitution of directors by holders of Class A shares) and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present in person or by proxy and entitled to vote, shall constitute a quorum.

Subject to the provisions of the Cyprus Companies Law, a resolution in writing signed by all the shareholders entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting duly convened and held.

Inspection of Books and Records

Under the Cyprus Companies Law and our articles of association, our directors are required to cause accounting books to be properly maintained with respect to:

•	all sums of money received and expended by us and the matters in respect of which the receipt and expenditure takes place;

•	all sales and purchases of goods by us; and

•	our assets and liabilities.

Proper books shall not be deemed to be kept if there are not kept such books of account as are adequate to give a true and fair view of our affairs and to explain our transactions.

No shareholder (other than a shareholder who is also a director) will have any right of inspecting any of our accounts or books or documents except as conferred by statute or authorized by the directors or by our shareholders in general meeting.

According to the Cyprus Companies Law, every company shall keep at its registered office a register of directors and secretary, a register of its members, a register of debentures and a register of charges and mortgages. These registers shall, except when these are duly closed, be open to the inspection of any shareholder without any charge during business hours (subject to such reasonable restrictions as the company may by its articles or in general meeting impose, so that not less than two hours in each day are allowed for inspection).

The books containing the minutes of proceedings of any general meeting of a company shall be kept at the registered office of the company, and shall during business hours be open to the inspection of any shareholder without charge (subject to such reasonable restrictions as the company may by its articles or in general meeting impose, so that not less than two hours in each day are allowed for inspection).

Furthermore, any shareholder and any holder of debentures of a company are entitled to be furnished on demand, without charge, a copy of every balance sheet of the company, including every document required by law to be annexed thereto, together with a copy of the auditors’ report on the balance sheet.

Board of Directors

Appointment of Directors

Our articles of association provide that unless and until otherwise determined by us in a general meeting by a special resolution, the number of directors shall be nine, including at least three independent directors and one executive director. Each of our principal shareholders holds one Class A share, which confers the right, together with its affiliates and permitted transferees, to appoint and remove (i) two directors so long as such Class A shareholder, together with its affiliates and permitted transferees, holds at least 15% of voting power of the ordinary shares or (ii) one director so long as such Class A shareholder, together with its affiliates and permitted transferees, holds less than 15% but at least 7.5% of voting power of the ordinary shares.

The continuing directors may act notwithstanding any vacancy, but, if and so long as their number is reduced below the number fixed by the articles of association as the necessary quorum for a board meeting, the continuing directors may act for the purpose of increasing the number of directors to that number, or of summoning a general meeting, but for no other purpose.

Except in case of a vacancy in the board caused by departure of a director who has been appointed by a holder of a Class A share, our board of directors shall have power at any time to appoint any person to be a director, provided that such person should also be approved by the nominating committee, either to fill a vacancy or as an addition to the existing directors, but the total number of directors shall not at any time exceed the number fixed in accordance with the articles of association. Any director so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for re-election.

Removal of Directors

Under Cyprus law, notwithstanding any provision in our articles of association, a director may be removed by an ordinary resolution of the general shareholders’ meeting, which must be convened with at least 28 days’ notice.

The office of any of the directors shall be vacated or shall be precluded from being elected if the relevant person becomes, among other things:

•	bankrupt or makes any arrangements or composition with his or her creditors generally; or

•	permanently incapable or performing his or her duties due to mental or physical illness or due to his or her death.

Powers of the Board of Directors

Our board of directors has been granted authority to manage our business affairs and may exercise all such powers of the company as are not, by law or by our articles of association, required to be exercised by the company in general meeting.

Proceedings of the Board of Directors

Our board of directors may meet, adjourn, and otherwise regulate its meetings as it thinks fit, and questions arising at any meeting shall be decided by a simple majority of votes present at the meeting. Any director may, and the secretary at the request of a director shall, at any time, summon a meeting of the board. It shall be necessary to give at least a 96-hour notice of a meeting of the board to each director, unless this requirement is waived by all directors who have received a written notice less than 96 hours in advance. A meeting may be held by telephone or other means whereby all persons present may at the same time hear and be heard by everybody else present, and persons who participate in this way shall be considered present at the meeting. In such case, the meeting shall be deemed to be held where the secretary of the meeting is located. All board and committee meetings shall take place in Cyprus where the management and control of the company shall remain.

Unless otherwise provided in the articles of association, the quorum necessary for the transaction of the business by our board of directors shall be at least half (1/2) of the total number of directors attending a meeting in person.

A resolution at a duly constituted meeting of our board of directors is approved by a simple majority of votes of all the directors, unless a higher majority is required on a particular matter. The chairman does not have a second or casting vote in case of a tie. A resolution consented to in writing will be as valid as if it had been passed at a meeting of our board of directors when signed by all the directors. A resolution consented to in writing must be approved and executed by all the directors.

Interested Directors

A director who is in any way directly or indirectly interested in a contract or proposed contract with us shall declare the nature of his interest at a meeting of the directors in accordance with the Cyprus Companies Law. Directors who have an interest in any contract or arrangement shall not have the right to vote (and shall not be counted in the quorum).

Notification of Shareholdings by Directors and Substantial Shareholders

There is no requirement under our articles of association or the Cyprus Companies Law for the notification of shareholdings by our directors and substantial shareholders. As none of our securities are listed on a regulated market in Cyprus or the European Union, there are no notification requirements under relevant Cyprus and European Union legislation.

Mandatory Offer Requirements

As none of our securities are listed on a regulated market in Cyprus or the European Union, neither the Cyprus Takeover Law nor the European Union’s Takeover Directive apply to purchases of our shares and ADS. Our articles of association require that any person who is not affiliated with our principal shareholders and is an acquiror of 30% or more of the voting power of our issued shares, including the issued ordinary shares, must make a mandatory tender offer to all of our other shareholders. The mandatory offer must also be made if a principal shareholder holding a Class A share or its affiliates acquire 43% or more of the voting power of our issued shares, including the issued ordinary shares. Any mandatory tender offer is subject to the recommendation by at least two-thirds of our board of directors, including an affirmative vote of a majority of the independent directors, an acceptance by at least 75% of the shareholders (as specified in the articles of association) to whom the offer is made and certain other terms and conditions set out in our articles of association. The price of the mandatory offer cannot be lower than the higher of the highest price per our ordinary share or per ordinary share represented by depositary receipts paid by the acquiror and its persons acting in concert during the preceding 12 months and the highest market price per our ordinary share, including ordinary share represented by depositary receipts, quoted on a stock exchange during the preceding 12 months. If following the mandatory tender offer the acquiror and its parties acting in concert acquire 75% or more of the voting power of our ordinary shares (including ordinary shares represented by depositary receipts), then the remaining holders of our ordinary shares will have the right to demand by a notice in writing delivered to the acquiror within 60 business days from the date of publication of the completion of the mandatory tender offer, that such acquiror purchase some or all of their shares at a price not less than the price of the mandatory tender offer, and such acquiror will be required to purchase and pay for such ordinary shares within 15 business days of such demand. Any such acquiror who acquires, together with its persons acting in concert, at least 90% the voting power of our ordinary shares, including ordinary shares represented by depositary receipts, must give irrevocable notice to the remaining shareholders within 15 business days of such acquisition requiring them to sell their remaining ordinary shares, including ordinary shares represented by depositary receipts, at a price not less than the price of the mandatory tender offer and such holders of our ordinary shares, including ordinary shares represented by depositary receipts, will be required to sell their securities within 15 business days of such notice. In the event such third party acquiror breaches any of its obligations to make a mandatory tender offer in accordance with the requirements of our articles of association and until it complies with such obligations, the voting rights of such acquiror and the persons acting in concert in excess of 43% of the votes conferred by ordinary shares in respect of our principal shareholders holding Class A shares or their affiliates and 30% of the votes conferred by ordinary shares in respect of other holders of ordinary shares will be suspended.

For the purposes of these requirements, a person who acquires an interest in ADSs will be taken to have acquired an interest in the underlying shares.

Relevant Provisions of Cyprus Law

The liability of our shareholders is limited. Under the Cyprus Companies Law, a shareholder of a company is not personally liable for the acts of the company, except that a shareholder may become personally liable by reason of his or her own acts.

As of the date of this prospectus, Cyprus law does not contain any requirement for a mandatory offer to be made by a person acquiring shares or depositary receipts of a Cypriot company even if such an acquisition confers on such person control over us if neither the shares nor depositary receipts are listed on a regulated market in the EEA. Neither our shares nor depositary receipts are listed on a regulated market in the EEA.

The Cyprus Companies Law contains provisions in respect of squeeze-out rights. The effect of these provisions is that, where a company makes a takeover bid for all the shares or for the whole of any class of shares of another company, and the offer is accepted by the holders of 90% of the shares concerned, the offeror can upon the same terms acquire the shares of shareholders who have not accepted the offer, unless such persons can persuade the Cyprus courts not to permit the acquisition. If the offeror company already holds more than 10% of the value of the shares concerned, additional requirements need to be met before the minority can be squeezed out. If the company making the takeover bid acquires sufficient shares to aggregate, together with those which it already holds, more than 90%, then within one month of the date of the transfer which gives the 90%, it must give notice of the fact to the remaining shareholders and such shareholders may, within three months of the notice, require the bidder to acquire their shares and the bidder shall be bound to do so upon the same terms as in the offer or as may be agreed between them or upon such terms as the court may order.

Material Differences in Cyprus Law and our Articles of Association and Delaware Law

	Cyprus Law	Delaware Law
General Meetings

We are required to hold an annual general meeting of shareholders each year on such day and at such place as the directors may determine. The directors may, whenever they think fit, decide to convene an extraordinary general meeting.

Extraordinary general meetings may be convened at the request of the shareholders holding at the date of the deposit of the request at least 10% of such of the paid up share capital of the company as at the date of the deposit carries the right of voting at general meetings of the company and if the company fails, within 21 days from the date of the request, to call a meeting the requestors (or any of them representing more than 50% of the total voting rights of all of them), themselves convene a meeting but any meeting so convened shall not be held after the expiration of three months from the said date. If the company fails to hold its annual general meeting, it may be subject to fines and it may be ordered to hold a meeting by the Council of Ministers.

Annual shareholder meetings are typically held at such time or place as designated in the certificate of incorporation or the bylaws. A special meeting of shareholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws. The meeting may be held inside or outside Delaware. Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Quorum Requirements for General Meetings	The Cyprus Companies Law provides that a quorum at a general meeting of shareholders may be fixed by the articles of association, otherwise a quorum consists of three members. Our articles of association provide that a quorum for general meetings unless otherwise provided in the articles of association consists of at least three shareholders holding or representing by proxy issued share capital.	The certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification, the majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.

Removal of Directors	Under the Cyprus Companies Law, any director may be removed by an ordinary resolution, provided by a special notice of 28 days prior to the general meeting of the shareholders at which the request was given. The director concerned must receive a copy of the notice of the intended resolution and that director is entitled to be heard on the resolution at the meeting.	Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of

	Cyprus Law	Delaware Law
	The director concerned may make representations either orally or in writing to the company, not exceeding reasonable length, and require that the shareholders of the company be notified of such representations, either via advance notice or at the shareholders’ meeting, unless a court in Cyprus determines that such rights are being abused to secure needless publicity for a defamatory matter.	incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may affect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Such removal shall be without prejudice to any claim such director may have for damages for breach of any contract of service between him and the company.

Directors’ Fiduciary Duties

Under Cyprus law, the directors of a company have certain duties towards the company and its shareholders. These duties consist of statutory duties and common law duties.

Statutory duties under the Cyprus Companies Law include, among others, the duty to cause the preparation of the financial accounts in accordance with IAS and IFRS and the disclosure of directors’ salaries and pensions in the company’s accounts or in a statement annexed thereto.

In general, the directors of a Cyprus company owe a duty to manage the company in accordance with the provisions of applicable law and within the regulations of the memorandum and articles of association of the company, and failure to do so will lead to the directors being liable for breach of their fiduciary duties. In addition, directors must disclose any interests that they may have. They have a statutory duty to avoid any conflict of interest. This duty is imposed on those directors who are either directly or indirectly interested in a contract or proposed contract with the company. Failure to reveal the nature of their interest at a board meeting would result in the imposition of a fine and, potentially, can also cause a relevant resolution to be invalid and make a relevant director liable to the company for breach of duty. Directors also have a duty to conduct the affairs of the company in a manner that is not oppressive to some part of the members.

Directors have a duty of care and a duty of loyalty to the corporation and its shareholders. The duty of care requires that a director act in good faith, with the care of a prudent person, and in the best interest of the corporation. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation.

Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits, and ensure that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director or officer and not shared by the shareholders generally. Contracts or transactions in which one or more of the corporation’s directors has an interest are allowed assuming (a) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved.

Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction.

	Cyprus Law	Delaware Law
In addition, according to common law, directors must act in accordance with their duty of good faith and in the best interests of the company. They must exercise their powers for the particular purposes of which they were conferred and not for an extraneous purpose (for a proper purpose), and must display a reasonable degree of skill that may be expected from a person of his knowledge and experience.

Cumulative Voting	The company’s articles of association can contain provisions in relation to cumulative voting. Our articles of association do not contain provision on cumulative voting.	Cumulative voting is not permitted unless explicitly allowed in the certificate of incorporation.

Shareholder Action by Written Consent	According to our articles of association, a resolution in writing signed by all the shareholders then entitled to receive notice of and to attend and vote at general meetings shall be as valid and effective as if the same had been passed at a general meeting of the company duly convened and held.	Although permitted by Delaware law, publicly listed companies do not typically permit shareholders of a corporation to take action by written consent.

Business Combinations

The Cyprus Companies Law provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholder or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers.

Under the Cyprus Companies Law, arrangements and reconstructions, require:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, representing a majority in value of the creditors or class of creditors or in number of votes of members or class of members, as the case may be, present and voting either in person or by proxy at the meeting; and

•  the approval of the court.

The Cyprus Companies Law allows for the merger of public companies as follows: (a) merger by absorption of one or more public companies by another public company; (b) merger of public companies by way of incorporation of a new public company; and (c) fragmentation of public companies meaning (i) fragmentation by way of

Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the shareholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (b) the shares of stock of the surviving corporation are not changed in the merger and (c) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be

	Cyprus Law	Delaware Law

absorption and (ii) fragmentation by way of incorporation of new companies. These transactions require, inter alia (and subject to requirements of other sections of the Cyprus Companies Law):

•  a majority in value of the creditors or class of creditors or in number of votes members or class of members, as the case may be, present and voting either in person or by proxy at the meeting;

•  the directors of the companies to enter into and to approve a written reorganization or division plan, as applicable;

•  the directors of the companies to prepare a written report explaining the terms of the transaction; and

•  the approval of the court.

The Cyprus Companies Law provides for the cross border merger between Cyprus companies and companies registered in another European Union jurisdiction.

entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

Interested Shareholders	There are no equivalent provisions under the Cyprus Companies Law relating to transactions with interested shareholders. However, such transactions must be in the corporate interest of the company.	Section 203 of the Delaware General Corporation Law provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (a) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (i) the business combination or (ii) the transaction in which the stockholder becomes an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (c) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

	Cyprus Law	Delaware Law
For the purpose of Section 203, the Delaware General Corporation Law, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (a) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (b) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

Limitations on Personal Liability of Directors	Under the Cyprus Companies Law, a director who vacates office remains liable, subject to applicable limitation periods, under any provisions of the Cyprus Companies Law that impose liabilities on a director in respect of any acts or omissions or decisions made while that person was a director.	Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (d) any transaction from which the director derives an improper personal benefit.

Appraisal Rights	There is no general concept of appraisal rights under the Cyprus Companies Law, although there are instances when a shareholder’s shares may have to be acquired by another shareholder at a price ordered by the court. One such example is where a shareholder complains of oppression.	The Delaware General Corporation Law provides for shareholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits	Under Cyprus law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, Cyprus law provides that a court may, in a limited set of circumstances, allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company).	Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute

	Cyprus Law	Delaware Law
and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Inspection of Books and Records	A shareholder and any holder of debentures of a company are entitled to be furnished on demand, without charge, with a copy of the last balance sheet of the company, including every document required by law to be annexed thereto, together with a copy of the auditors’ report on the balance sheet.	Under the Delaware General Corporation Law, any shareholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

Amendment of Governing Documents

Under the Cyprus Companies Law, a company may alter the objects contained in its memorandum by a special resolution of the shareholders of the company (approved by 75% of those present and voting) and the alteration shall not take effect until, and except in so far as, it is confirmed on petition by a court in Cyprus.

The articles of association of a company may be altered or additions may be made to it by special resolution of the shareholders of the company.

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Dividends and Repurchases

Under Cyprus law, we are not allowed to make distributions if the distribution would reduce our net assets below the total sum of the issued share capital and the reserves that we must maintain under Cyprus law and our articles of association. Dividends may be declared at a general meeting of shareholders, but no dividend may exceed the amount recommended by the directors. In addition, the directors may on their own declare and pay interim dividends.

No distribution of dividends may be made when, on the closing date of the last financial year, the net assets, as set out in our Company’s annual accounts are, or following such a distribution would become lower than the amount of the issued share capital and those reserves which may not be distributed under law or our articles of association.

Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Cyprus Law	Delaware Law

Interim dividends can only be paid if interim accounts are drawn up showing that funds available for distribution are sufficient and the amount to be distributed may not exceed the total profits made since the end of the last financial year for which the annual accounts have been drawn up, plus any profits transferred from the last financial year and the withheld funds made of the reserves available for this purpose, minus any losses of the previous financial years and funds which must be put in reserve pursuant to the requirements of the law and our articles of association.

In general, a public company may acquire its own shares either directly, through a subsidiary or through a person acting in its name but for the account of the company, provided that the articles of the company allow this and as long as the conditions of the Cyprus Companies Law are met. These conditions include, inter alia, the following:

•  shareholder approval via special resolution (valid for 12 months from such resolution);

•  the total nominal value of shares acquired by the company, including shares previously acquired and held by the company, may not exceed 10% of the company’s issued capital;

•  the company must pay for shares repurchased out of the realized and non-distributable profits; and

•  such repurchases may not have the effect of reducing the company’s net assets below the amount of the company’s issued capital plus those reserves which may not be distributed under the law or our articles of association. The company may only acquire shares that have been fully paid up.

It is noted that the relevant provisions regarding the buyback of shares under Cyprus Companies Law are vague and unclear in some respects, and their practical implication is unclear and could prevent a buyback. As the Cyprus Companies Law is drafted, these relevant provisions only apply to shares and do not clearly apply to ADSs and, therefore, there is a strong argument that the company cannot buy back the ADSs.

	Cyprus Law	Delaware Law
Pre-emption Rights

Under the Cyprus Companies Law, each existing shareholder has a right of pre-emption entitling them to the right to subscribe for their pro-rata shares of any new share issuance made by the company for a cash consideration.

If all the shareholders do not fully exercise all their pre-emption rights, the board of directors may decide to offer and sell the remaining shares to third parties on terms not more favorable than those indicated in the notice.

Shareholders’ pre-emption rights may be waived by a resolution adopted by a specified majority. The decision is passed by a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital. When at least half of the issued share capital is represented a simple majority will suffice. In connection with such waiver, the board of directors must present a written report indicating the reasons why the right of pre-emption should be waived and justifying the proposed issue price. Our shareholders have authorized the disapplication of the right of pre-emption set out above for some shares for a period of five years from the date of the completion of this offering and have provided a general disapplication for issuances in connection with our equity incentive plans and certain other purposes.

Under the Delaware General Corporation Law, shareholders have no pre-emption rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Description of American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with The Bank of New York Mellon, acting through an office located in the United Kingdom, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cyprus law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash

The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See Item 10.E. “Additional Information—Taxation” of our Annual Report. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares	The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares	If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide reasonably satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. There can be no assurances that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of our ordinary shares or be able to exercise such rights at all.

Other distributions	The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Cyprus and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment

We may agree in writing with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

Termination

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and 30 days after delisting, we do not list the ADSs on another exchange in the United States or apply to list the ADSs on any other stock exchange, or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to Receive the Shares Underlying ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Arbitration Provision

The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the Rules of the American Arbitration Association, including any U.S. federal securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us or the depositary the right to require any ADS holder to submit to arbitration, whether in respect to a claim against us or otherwise.

Jury Trial Waiver

As an owner of ADSs, you irrevocably agree that any legal action arising out of the deposit agreement, the ADSs or the ADRs, involving the Company or the depositary, may only be instituted in a state or federal court in the city of New York and actions by ADS holders to enforce any duty or liability created by the Exchange Act, the Securities Act or the respective rules and regulations thereunder must be brought in a federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT, THE ADSs OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in this offering or secondary transactions. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.